Exhibit 5.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 26, 2017, with respect to operating statement containing revenues, royalty and operating expenses relating to Shell Canada Limited’s Mining and In-Situ Oil Sands Properties acquired by Canadian Natural Resources Limited for the year ended December 31, 2016 incorporated by reference in this Registration Statement on Form F-10 of Canadian Natural Resources Limited. We also consent to the reference to us under the heading “Experts” in the base shelf prospectus that forms part of the Registration Statement.

/s/ Ernst & Young LLP

Ernst & Young LLP
Calgary, Canada
July 27, 2017